Exhibit 99.1
ION Announces Appointment of Jim Hollis as President and COO
Hollis to Oversee all ION Business Units and Sales Teams
HOUSTON (December 4, 2008) — ION Geophysical Corporation (NYSE: IO) today announced that the ION Board of Directors has appointed Jim Hollis as President and Chief Operating Officer. In his new position, Hollis will oversee all operations of the Company, including all business units, sales and manufacturing. Hollis will report to Bob Peebler, who will continue as the Company’s Chief Executive Officer.
Bob Peebler commented, “We have restructured around a single operating executive to foster effective and speedy decision-making and to further strengthen collaboration among business units and functions in the Company. Jim’s appointment is a reflection of his outstanding leadership skills and his demonstrated ability to deliver results. I look forward to working closely with Jim to enhance teamwork across the Company and to strengthen our strategic position and customer relationships.”
In his previous role as Executive Vice President and Chief Operating Officer of ION Solutions, Hollis, age 47, was responsible for four of ION’s business units — Full-wave Land (FireFly®), Seabed, GXT Imaging, and Integrated Seismic Solutions. Before his appointment to head ION’s newly formed Solutions group in January 2007, Hollis served as Vice President, Land Imaging Systems and Vice President, FireFly New Ventures.
Before joining ION in 2003, Hollis was General Manager of Exploration and Development Solutions for Landmark Graphics, a Halliburton subsidiary. During his tenure at Landmark, he served in leadership positions in product development, marketing, and operations. Hollis holds a B.S. in Geophysics from the University of California, Santa Barbara and an M.S. in Geophysics from the University of Utah.
     About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.

     Contacts
     ION (Financial community)
     Chief Financial Officer
     Brian Hanson, +1 281.879.3672
     ION (Media affairs)
     Senior Manager — Corporate Marketing
     Jenny Salinas, +1 713.366.7286
     jenny.salinas@iongeo.com
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.